Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders

Synalloy Corporation

We consent to the incorporation by reference in the registration statement on Form S-8 of our reports dated March 12, 2013, with respect to the consolidated financial statements of Synalloy Corporation and subsidiaries as of December 29, 2012 and December 31, 2011, and for each of the years in the three-year period ended December 29, 2012, and the effectiveness of internal control over financial reporting as of December 29, 2012, incorporated herein by reference.

/s/ Dixon Hughes Goodman LLP

Charlotte, North Carolina
May 30, 2013